EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

UCBH HOLDINGS, INC.

UCBH MERGER SUB, INC.

and

PACIFICA BANCORP, INC.

Dated as of May 23, 2005

i

(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2005 (this “Agreement”), is entered into by and among UCBH Holdings, Inc., a Delaware corporation registered under the Bank Holding Company Act of 1956, as amended (“Buyer”), UCBH Merger Sub, Inc., a California corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), and Pacifica Bancorp, Inc., a Washington corporation registered under the Bank Holding Company Act of 1956, as amended (the “Company”).

WHEREAS, the Boards of Directors of Buyer, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their stockholders to consummate the business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”);

WHEREAS, it is contemplated that the business combination contemplated herein shall be immediately followed by a merger of Company’s banking subsidiary, Pacifica Bank (the “Bank”), with and into Buyer’s bank subsidiary, United Commercial Bank (“UCB”), as provided for in agreements in substantially the form attached hereto as Exhibits A and B; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 Definitions. The defined terms used in this Agreement have the meanings set forth on Appendix I hereto.

1.2 The Merger. Subject to the terms and conditions of this Agreement, in accordance with applicable provisions of the WBCA, the CFC and the CGCL, at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger and shall continue its corporate existence under the laws of the State of California. The name of the Surviving Corporation shall be “UCBH Merger Sub, Inc.” Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.3 Closing; Effective Time.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the fifth (5th) business day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof (other than those conditions which relate to actions to be taken at the Closing) (the “Closing Date”), at the offices of Squire, Sanders & Dempsey L.L.P., One Maritime Plaza, Suite 300, San Francisco, California 94111-3492 unless another time, date or place is agreed to in writing by the parties hereto. The Closing Date shall not take place between September 1, 2005 and October 6, 2005.

(b) Effective Time. Subject to the provisions of this Agreement, an agreement of merger complying with Section 1101 of the CGCL and Section 23B.11.070 of the WBCA (the “Agreement of Merger”) and officers’ certificates complying with Section 1103 of the CGCL (the “California Certificates”) shall be duly prepared, executed and filed with the Secretary of State of the State of California (the “California Secretary”) and the Secretary of State of the State of Washington (the “Washington Secretary”) on the Closing Date by the Company and Merger Sub. The Merger shall become effective at such time the filings with the California Secretary and the Washington Secretary of the Agreement of Merger both become effective (the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1107 of the CGCL and Section 23B.11.060 of the WBCA.

1.5 Conversion of Company Capital Stock.

(a) At the Effective Time, subject to the exceptions and limitations set forth in Section 2.4 hereof, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (y) any shares of Company Capital Stock held directly or indirectly by Buyer or any of Buyer’s Subsidiaries (except for Trust Account Shares and DPC Shares) and (z) Dissenting Shares), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, at the election of the holder thereof as provided in Section 2.2 hereof, either (i) shares of Buyer Common Stock in accordance with the Exchange Ratio, or (ii) cash in the amount of the Per Share Cash Consideration (collectively, the “Merger Consideration”).

(b) Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock shall be issued to holders of Company Capital Stock. In lieu thereof, each such holder otherwise entitled to a fraction of a share of Buyer Common Stock shall receive, at the time of surrender of the Certificate or Certificates, an amount in cash equal to the product of (i) the Average Closing Price multiplied by (ii) the fraction of a share of Buyer Common Stock to which such holder otherwise would be entitled, rounded to the nearest penny. No such holder shall be entitled to dividends, voting rights, interest on the value of, or any other rights in respect of a fractional share, except as expressly provided herein.

(c) At the Effective Time, all shares of Company Capital Stock that are owned directly or indirectly by Buyer (other than shares of Company Capital Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares and shares of Buyer Common Stock which are similarly held being referred to herein as “Trust Account Shares”) or (y) in respect of a debt previously contracted (any such shares of Company Capital Stock, and shares of Buyer Common Stock which are similarly held, being referred to herein as “DPC Shares”)) shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. Any shares of Buyer Common Stock that are owned by the Company (other than Trust Account Shares and DPC Shares) shall become treasury stock of Buyer.

(d) Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock which are outstanding immediately prior to the Effective Time and which shareholders have given notice of their intention to assert dissenters rights under Chapter 23B.13 of the WBCA and which shareholders have voted not to approve the Merger (such shares being referred to herein as “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but, instead, the holders thereof shall be entitled to receive payment of the fair market value of such Dissenting Shares in accordance with the provisions of Section 23B.13 et seq. of the WBCA (“Section 23B.13 et seq.”); provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw, with the consent of the Surviving Corporation, his demand for purchase of such shares, or (ii) if any holder of Dissenting Shares fails to establish or otherwise loses his entitlement to payment of the fair market value of such shares as provided in Section 23B.13 et seq., such holder or holders (as the case may be) shall not be entitled to receive payment of the fair market value of such shares of Company Capital Stock as contemplated by Section 23B.13 et seq., and each of such shares shall thereupon be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, as provided in Section 1.5(a) and Article II hereof.

1.6 Stock Options. Immediately prior to the Effective Time, the Company shall take all actions reasonably necessary so that each option (a “Company Option”) to purchase any shares of Company Capital Stock granted by the Company pursuant to any option plan, agreement or commitment maintained by the Company (collectively the “Company Option Plans”) that is outstanding and unexercised shall become fully vested and exercisable (whether or not currently exercisable) and, at the Effective Time shall be cancelled and all rights thereunder shall be extinguished. The Company shall make payment immediately prior to the Effective Time to each holder of such Company Option of an amount determined by multiplying (x) the number of shares of Company Capital Stock underlying such Company Option by (y) the amount by which the Per Share Amount exceeds the exercise price per share of such Company Option. The Company shall obtain a loan at a commercially reasonable rate (upon Company’s request Buyer will consider with UCB and Company a Company proposal for UCB to provide such a loan) to enable it to make the payments required under the preceding sentence (the “Stock Option Loan”), and at the Effective Time, Buyer shall pay to the Company an amount equal to the aggregate amount of the Stock Option Loan to enable the Company to repay the Stock Option Loan. The Company will use its reasonable efforts to either cause all of the holders of Company Options to exercise such options prior to the Effective Time or obtain consents from holders of Company Options who do not exercise such options in order to effectuate the provisions contained in this Section 1.6.

1.7 Buyer Capital Stock; Merger Sub Capital Stock. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger, and such shares shall thereafter constitute all of the issued and outstanding shares of the Surviving Corporation. Each share of Buyer Capital Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be converted or otherwise affected by the Merger.

1.8 Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9 Bylaws. At the Effective Time. the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Merger Sub until their respective successors are duly elected or appointed and qualified.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Surrender of Company Capital Stock.

(a) Prior to the Effective Time, Buyer shall appoint Mellon Investor Services LLC, or its successor, or any other bank or trust company mutually acceptable to Buyer and the Company, as exchange agent (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Capital Stock. Buyer shall issue and deliver to the Exchange Agent such number of certificates of Buyer’s Common Stock representing the Aggregate Buyer Share Amount (and a sufficient amount of cash to pay holders of Company Capital Stock in lieu of any fractional shares of Buyer Common Stock) and the Aggregate Cash Amount.

(b) Buyer shall direct the Exchange Agent to mail on the Mailing Date to each holder of record of a certificate or certificates representing any such shares of Company Capital Stock (each, a “Certificate”): (i) a letter of transmittal to be completed, signed and returned to the Exchange Agent by each such holder, (ii) an Election Form to be completed, signed and returned to the Exchange Agent by each such holder, (iii) appropriate and necessary documentation to establish, if applicable, an exemption from tax withholding in connection with payment of the Merger Consideration to each such holder, and (iv) instructions regarding the documentation described in clauses (i) through (iii) above for use in effecting the surrender of the Certificates, which instructions shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrendering a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Buyer, together with such letters of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to the provisions of Section 2.2), and the Certificate so surrendered shall forthwith be canceled.

(c) If any payment of the Merger Consideration for shares of Company Capital Stock is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be conditions of such payment that the Certificate be presented to the Exchange Agent, accompanied by all documents required to evidence and effect the transfer of ownership thereof, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer costs and expenses, including taxes, required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such transfer costs and expenses, have been paid or are not payable.

(d) Until surrendered as contemplated by this Section 2.1 and except as otherwise provided herein, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. Notwithstanding anything to the contrary set forth herein, if any holder of shares of Company Capital Stock should be unable to surrender the Certificates representing such shares, because the Certificates have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificates to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as may be determined to be adequate by Buyer as indemnity against any claim that may be made against it with respect to such Certificates, such holder shall be entitled to receive the Merger Consideration. No interest shall be paid on the Per Share Cash Consideration.

2.2 Election and Proration Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon delivery of such Certificates to the Exchange Agent) in such form as Buyer and the Company shall mutually agree (“Election Form”) shall be mailed no less than thirty-five (35) days prior to the anticipated Effective Time or on such other date as the Company and Buyer shall mutually agree (“Mailing Date”) to each holder of record of Company Capital Stock as of five (5) business days prior to the Mailing Date (“Election Form Record Date”). Buyer shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Capital Stock after the Election Form Record Date and prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to elect (an “Election”) to receive either (i) Buyer Common Stock (a “Stock Election”) with respect to all of such holder’s Company Capital Stock, (ii) cash (a “Cash Election”) with respect to all of such holder’s Company Capital Stock, or (iii) a specified number of shares of Buyer Common Stock with respect to some of such holder’s Company Capital Stock (a “Combination Stock Election”) and cash with respect to the remainder of such holder’s Company Capital Stock (a “Combination Cash Election”), subject to the provisions contained in this Agreement. Any Company Capital Stock (other than Dissenting Shares) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent, an effective, properly completed Election Form received prior to the Election Deadline shall be deemed to be “Undesignated Shares” hereunder.

(b) Any Election shall have been properly made and effective only if the Exchange Agent shall have actually received a properly completed Election Form by 5:00 p.m. California time on or before the thirtieth (30th) day following the Mailing Date, or such other time and date as Buyer and the Company may mutually agree (the “Election Deadline”). An Election Form shall be deemed properly completed only if an Election is indicated for each share of Company Capital Stock covered by such Election Form and if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Capital Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Capital Stock represented by such Election Form shall automatically become Undesignated Shares unless and until a new Election is properly completed and made with respect to such shares on or before the Election Deadline, and Buyer shall cause the Certificates representing such shares of Company Capital Stock to be promptly returned without charge to the person submitting the revoked Election Form upon written request to that effect from the holder who submitted such Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any decisions of Buyer and the Company required by the Exchange Agent and made in good faith in determining such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(c) Buyer shall use commercially reasonable efforts to cause the Exchange Agent to effect the allocation among the holders of Company Capital Stock of rights to receive Buyer Common Stock or cash in the Merger as follows:

(i) If the conversion of shares of Company Capital Stock for which Cash Election and Combination Cash Elections shall have effectively been made would result in a number of shares of Buyer Common Stock being issued that is greater than the Aggregate Buyer Share Amount (which shall be determined for this purpose on the assumption that all shares of Company Capital Stock (other than those for which Cash Elections or Combination Cash Elections have been made) would be entitled to receive Buyer Common Stock,) then, to the extent necessary so that the number of shares of Buyer Common Stock to be issued in the Merger shall be equal to the Aggregate Buyer Share Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(A) shares of Company Capital Stock for which effective Cash Elections or Combination Cash Elections have been made shall be converted into the right to receive cash in an amount equal to the Per Share Cash Consideration;

(B) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive the Per Share Cash Consideration as shall be necessary so that the shares of Buyer Common Stock to be received by other holders of Undesignated Shares, when combined with the number of shares of Buyer Common Stock for which Stock Elections or Combination Stock Elections have been made shall be equal to the Aggregate Buyer Share Amount. If all Undesignated Shares are converted into the right to receive the Per Share Cash Consideration and the number of shares of Buyer Common Stock for which Stock Election and Combination Stock Elections are still greater than the Aggregate Buyer Share Amount, then;

(C) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (x) the Aggregate Buyer Share Amount by (y) the product of (I) the total number of shares of Company Capital Stock with respect to which effective Stock Elections and Combination Stock Elections were made, multiplied by (II) the Exchange Ratio. Holders of Company Capital Stock who made an effective Stock Election or Combination Stock Election shall be entitled to:

(1) the number of shares of Buyer Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of such holder’s Company Capital Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the Stock Proration Factor; and

(2) cash in an amount equal to the product of (x) the Per Share Cash Consideration, multiplied by (y) the number of shares of such holder’s Company Capital Stock covered by such Stock Election or Combination Stock Election, multiplied by (z) the difference of (I) one minus (II) the Stock Proration Factor.

(ii) If the conversion of the shares of Company Capital Stock for which Stock Elections and Combination Stock Elections shall have effectively been made (based upon the Exchange Ratio) would result in a number of shares of Buyer Common Stock being issued that is less than the Aggregate Buyer Share Amount (which shall be determined for this purpose on the assumption that all shares of Company Capital Stock (other than those for which Stock Elections or Combination Stock Elections have been made) would be entitled to receive the Per Share Cash Consideration), then, to the extent necessary so that the number of shares of Buyer Common Stock to be issued in the Merger shall be equal to the Aggregate Buyer Share Amount, the Exchange Agent shall make the following allocations and adjustments in the following order:

(A) holders of Company Capital Stock who made an effective Stock Election or Combination Stock Election shall receive the number of shares of Buyer Common Stock equal to the product of (x) Exchange Ratio multiplied by (y) the number of shares of such holder’s Company Capital Stock covered by such Stock Election or Combination Stock Election;

(B) the Exchange Agent shall select by lot such number of holders of Undesignated Shares to receive Buyer Common Stock as shall be necessary so that the shares of Buyer Common Stock to be received by those holders, when combined with the number of shares of Buyer Common Stock for which a Stock Election or Combination Stock Election has been made, shall be equal to at least the Aggregate Buyer Share Amount. If the shares of Buyer Common Stock to be received by all holders of Undesignated Shares plus the number of shares of Buyer Common Stock for which Stock Elections and Combination Stock Elections have been made together are still less than the Aggregate Buyer Share Amount, then;

(C) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (x) the Aggregate Buyer Share Amount (less the sum of (i) the number of shares of Buyer Common Stock for which an effective Stock Election and Combination Stock Election has been made plus (ii) the number of shares of Buyer Common Stock to be received by all of the Undesignated Shares) by (y) the product of (I) the total number of shares of Company Capital Stock with respect to which effective Cash Elections and Combination Cash Elections were made, multiplied by (II) the Exchange Ratio. Holders of Company Capital Stock who made an effective Cash Election or Combination Cash Election shall be entitled to:

(1) cash equal to the product of (x) the Per Share Cash Consideration multiplied by (y) the number of shares such holder’s Company Capital Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the difference of (I) one minus (II) the Cash Proration Factor; and

(2) the number of shares of Buyer Common Stock equal to the product of (x) the Exchange Ratio, multiplied by (y) the number of shares of such holder’s Company Capital Stock covered by such Cash Election or Combination Cash Election, multiplied by (z) the Cash Proration Factor.

(iii) If the aggregate number of shares of Company Capital Stock for which Stock Elections and Combination Stock Elections shall have effectively been made would result in a number of shares of Buyer Common Stock being issued that is equal to the Aggregate Buyer Share Amount, then:

(A) shares of Company Capital Stock for which effective Stock Elections or Combination Stock Elections have been made in the aggregate shall be converted into the right to receive Buyer Common Stock equal to the product of (x) the Exchange Ratio multiplied by (y) the number of shares of such holder’s Company Capital Stock covered by such Stock Elections or Combination Stock Elections;

(B) the shares of Company Capital Stock for which effective Cash Elections and Combination Cash Elections have been made shall be converted into the right to receive the Per Share Cash Consideration; and

(C) the Undesignated Shares shall be converted into the right to receive the Per Share Cash Consideration.

(iv) Notwithstanding any other provision of this Agreement, if, after applying the allocation rules set forth in the preceding subsections of this Section 2.2(c), the number of shares of Buyer Common Stock that would be issued pursuant to the Merger is less than the Aggregate Buyer Share Amount or more than the Aggregate Buyer Share Amount, Buyer shall be authorized to reallocate shares of Buyer Common Stock and cash among the holders of the Company Capital Stock in good faith and in such a manner as Buyer reasonably determines to be fair and equitable, or to vary the number of shares of Buyer Common Stock to be issued in the Merger, in a manner such that the number of shares of Buyer Common Stock to be issued in the Merger shall be equal to the Aggregate Buyer Share Amount.

(v) Notwithstanding any other provision of this Agreement (other than Section 2.2(c)(iv) hereof), if any shares of Company Capital Stock which are outstanding immediately prior to the Effective Time would constitute Dissenting Shares under Section 23B.13 et seq. but for the failure to perfect such dissent under Section 23B.13 et seq. (“Unperfected Dissenting Shares”), such Unperfected Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration for such shares provided in this Agreement, without interest thereon. The Merger Consideration payable for any such shares of Unperfected Dissenting Stock shall be payable in cash, in shares of Buyer Common Stock, or in such combination of cash and Buyer Common Stock as shall be determined by Buyer as being necessary or appropriate to preserve the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.

(d) The calculations required by Section 2.2(c) above shall be prepared by Buyer prior to the Effective Time and shall be set forth in a certificate executed by the Chief Financial Officer of Buyer and furnished to the Company at least two (2) business days prior to the Effective Time showing the manner of calculation in reasonable detail. Any calculation of a portion of a share of Buyer Common Stock shall be rounded to the nearest ten-thousandth of a share, and any cash payment shall be rounded to the nearest cent.

(e) No dividends or other distributions of any kind which are declared payable to holders of record of Buyer Common Stock after the Effective Time will be paid to persons entitled to receive such certificates representing Buyer Common Stock until such persons surrender their Certificates. Upon surrender of such Certificates, the holders thereof shall be paid, without interest, any dividends or other distributions with respect to shares of Buyer Common Stock as to which the record date and payment date occurred after the Effective Time and on or before the date of surrender.

(f) All dividends or distributions, and any cash to be paid pursuant to Section 1.5(b) hereof in lieu of fractional shares, if held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates and unclaimed at the end of one year from the date of the Effective Time, shall (together with any interest earned thereon) at such time be paid or redelivered by the Exchange Agent to Buyer, and after such time any holder of a Certificate who has not surrendered such Certificate to the Exchange Agent shall, subject to applicable law, only have the rights of a general creditor of Buyer for payment or delivery by Buyer of such dividends or distributions or cash, as the case may be.

Buyer, Merger Sub, the Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such cash amounts as Buyer, Merger Sub, the Company or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign law with respect to the making of such payment. To the extent the amounts are so withheld by Buyer, Merger Sub, the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of the Company Capital Stock in respect of whom such deduction and withholding was made by Buyer, Merger Sub, the Company or the Exchange Agent.

2.3 Further Transfers of Company Capital Stock. From and after the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock theretofore outstanding shall thereafter be made. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

2.4 Dissenting Shares. Any Dissenting Shares of Company Capital Stock held by persons who have perfected their rights with respect to such dissenting shares under Section 23B.13 et seq. shall not be converted pursuant to this Agreement, but the holders thereof shall be entitled to such rights as are granted them by Section 23B.13 et seq. Each holder of dissenting shares who is entitled to payment for such holder’s shares of Company Capital Stock pursuant to Section 23B.13 et seq. shall only receive payment from Buyer in an amount as determined pursuant to the procedures set forth in Section 23B.13 et seq.

2.5 Alternative Method. Notwithstanding any provision of this Agreement to the contrary, upon written notice to the Company, Buyer may, at any time prior to the Effective Time, change the method of effecting the Merger or the making of Merger Consideration available to the Company’s shareholders if, and to the extent, it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall alter or change the Merger Consideration or the status of the Merger as a “reorganization” within the meaning of section 368(a) of the Code.

ARTICLE III

DISCLOSURE SCHEDULES; REPRESENTATIONS

AND WARRANTIES OF THE COMPANY

3.1 Disclosure Schedule. Prior to the execution and delivery of this Agreement, the Company has delivered to Buyer, and Buyer has delivered to the Company, a schedule (in the case of the Company, the “Company Disclosure Schedule,” and in the case of Buyer, the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Article IV, in the case of the Company, or Article V, in the case of Buyer, or to one or more of such party’s covenants contained in Article VI.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1 Corporate Organization.

(a) The Company.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. The Articles of Incorporation and Bylaws of the Company, copies of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.

(ii) The Company (a) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(iii) The Company does not have any Subsidiaries, other than (A) the Bank, and (B) an entity which becomes a Subsidiary as a result of foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructuring.

(iv) The minute books of the Company contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since the Company’s incorporation of its stockholders and Board of Directors (including committees of its Boards of Directors).

(b) The Bank.

(i) The Bank is a banking corporation duly organized, duly licensed, validly existing and in good standing under the corporate and banking laws of the State of Washington. The deposit accounts of the Company are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Articles of Incorporation and Bylaws of the Bank, copies of which have previously been made available to Buyer, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.

(ii) The Bank (A) has all requisite corporate power and authority to engage in the business of commercial banking and to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (B) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(iii) The Bank does not have any Subsidiaries, other than an entity which becomes a Subsidiary as a result of foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructuring.

(iv) The minute books of the Bank contain true, correct, complete and accurate records of all meetings and other corporate actions held or taken since its incorporation of its stockholders and Board of Directors (including committees of its Boards of Directors).

(v) For purposes of assessment of FDIC premiums, the Bank’s category is 1A.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 3,000,000 shares of Company Preferred Stock. As of May 19, 2005, there are (i) 3,544,597 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock outstanding, and (iii) no shares of Company Capital Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 722,312 shares of Company Common Stock reserved for issuance pursuant to the Company Option Plans and described in Section 4.2 of the Company Disclosure Schedule. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the stock options referred to in the following sentence, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Capital Stock or any other equity security of the Company. The names of the optionees, the date of each issued and outstanding option to purchase Company Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Option Plan are set forth in Section 4.2 of the Company Disclosure Schedule.

(b) The authorized capital stock of the Bank consists of 10,000,000 shares of common stock, $5.00 par value per share (“Bank Common Stock”) and 3,000,000 shares of preferred stock no par value per share. As of the date of this Agreement, there are (i) 1,629,104 shares of Bank Common Stock issued and outstanding, all of which are owned by the Company free and clear of any Liens, except as disclosed in Section 4.2(b) of Company Disclosure Schedule, and (ii) no shares of Bank Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any other equity security of the Bank or any securities representing the right to purchase or otherwise receive any shares of Bank Common Stock or any other equity security of the Bank.

(c) The effective date of the transaction on which the Bank became a Subsidiary of the Company was January 1, 2001 and that transaction was duly approved by the Board of Governors of the FRB and the Washington State Department of Banking.

4.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company. Except for the delivery by the Company of minutes of a Board of Directors meeting or an action by unanimous written consent of the Board of Directors, and approval of the stockholders of the Company at a meeting to be convened to consider and act upon this Agreement and the transactions contemplated hereby (collectively, the “Consents”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or the Bank, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or the Bank, or any of their properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance (a “Lien”) upon any of the properties or assets of the Company or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or the Bank is a party, or by which they or any of their properties or assets may be bound or affected.

4.4 Consents and Approvals. Except for (a) the filing by Buyer of an application with the FRB under the Bank Holding Company Act of 1956, as amended, and approval of such application or waiver of such application (the “FRB Application”), (b) the filing of an application with the FDIC under the Bank Merger Act and approval of such application (the “FDIC Application”), (c) the filing of applications and notices, as applicable, with the Washington State Department of Financial Institutions (“WSDFI”) and/or the CDFI (the “State Banking Approvals”), (d) the filing of the Agreement of Merger and California Certificates with the Washington Secretary and the California Secretary, and (e) such filings, authorizations or approvals as may be set forth in Section 4.4 of the Company Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby.

4.5 Regulatory Reports.

(a) The Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2001 with (i) the FDIC, (ii) any state banking commission or any other state regulatory authority (each, a “State Regulator”) and (iii) any other SRO (collectively, the “Regulatory Agencies”), and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and, except as disclosed on Schedule 4.5(a), no Regulatory Agency has initiated any proceeding or, to the knowledge of the Company, any investigation into the business or operations of the Company since December 31, 2001. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Company.

(b) The Company has previously made available to Buyer a true and correct and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2001 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company Reports”) and (b) communication mailed by the Company to its stockholders since December 31, 2000, and no such registration statement, prospectus, report, schedule, proxy statement (when filed and at their respective effective times, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. The Company has timely filed all Company Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Company Reports complied with the published rules and regulations of the SEC with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against the Company by the SEC or the FDIC relating to disclosures contained in any Company Reports.

4.6 Financial Statements. The Company has previously made available to Buyer copies of the consolidated balance sheets of the Company as of December 31 for the fiscal years 2001 through 2004 and the related consolidated statements of income, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows for the fiscal years 2001 through 2004, as reported in the Company’s Annual Report on Form 10-KSB for the fiscal years ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of the Company’s independent registered public accountants. The December 31, 2004 consolidated balance sheet of the Company (including the related notes, where applicable) fairly presents the financial position of the Company as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of the Company for the respective fiscal periods or as of the respective dates therein set forth; each of such statements, (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. The books and records of the Company have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. To the knowledge of the Company, the non-audited, company prepared consolidated financial statements of the Company as of March 31, 2005 fairly present the financial condition of the Company as of that date.

4.7 Broker’s Fees. Neither the Company nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that the Company has engaged, and will pay a fee or commission to, Hovde Financial LLC (“Company Advisor”) in accordance with the terms of an agreement dated November 30, 2004 between Company Advisor and the Company, a true and correct and complete copy of which has been previously delivered by the Company to Buyer.

4.8 Absence of Certain Changes or Events.

(a) Except as disclosed in any Company Report filed prior to the date of this Agreement, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on the Company or the Bank.

(b) Except as disclosed in any Company Report, since December 31, 2004, the Company has carried on its business only in the ordinary and usual course consistent with its past practices.

(c) Except as disclosed in the Company’s Disclosure Schedule, since March 31, 2005, the Bank has not (i) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of March 31, 2005 (which amounts have been previously disclosed to Buyer), (ii) amended any of the Company Option Plans (except to accelerate the vesting of all Company Options) or other benefit plans of the Company or the Bank or any agreements entered into by the Company or the Bank thereunder, (iii) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (except for salary increases and bonus payments made in the ordinary course of business consistent with past practice), (iv) suffered any strike, work stoppage, slow-down, or other labor disturbance, (v) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (vi) had any union organizing activities, or (vii) made any agreement or commitment (written or oral, contingent or otherwise) to do any of the foregoing.

4.9 Legal Proceedings.

(a) Except for legal proceedings to which the Bank is a party in the ordinary course of business, neither the Company nor the Bank is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or the Bank or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Company or any of the assets of the Company.

4.10 Taxes.

(a) The Company and the Bank have (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of the Company (in accordance with GAAP) for all Taxes. No deficiencies for any Taxes have been proposed or assessed in writing with respect to the Company or the Bank; provided, however, the Bank has pending a business and occupation tax audit by the State of Washington and a business personal property tax audit by King County, Washington that may each result in the assessment of taxes that in the aggregate would not be material to the Bank and the Company (collectively, the “Audits”). There are no Liens for Taxes upon the assets of the Company except for Liens that may result from the Audits and except for statutory liens for current Taxes not yet due. Neither the Company nor the Bank has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Neither the Company nor the Bank is a party to any agreement providing for the allocation or sharing of Taxes except for that certain tax sharing agreement between the Company and the Bank dated as of November 2003, and reaffirmed by the Board of Directors of the Company on November 9, 2004.

(b) Except as set forth in the Company Disclosure Schedule, when required to do so, the Bank has properly withheld Taxes on all non-resident deposit accounts.

4.11 Employee Benefit Plans.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true and correct and complete list of each of the Company’s and the Bank’s incentive compensation plans, equity compensation plans, “welfare” plans, fund or program (within the meaning of Section 3(1) of ERISA); “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to (the “Plans”) by the Company or Bank or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA, for the benefit of any current or former employee, director, or consultant of the Company or any ERISA Affiliate.

(b) The Company has heretofore made available to Buyer true and correct and complete copies of each of the Plans and each of the following documents, if applicable: (i) the actuarial report for each such Plan for each of the last two (2) years, (ii) the most recent determination letter from the Internal Revenue Service for each such Plan, (iii) a copy of the most recent summary plan description required for each such Plan under ERISA, and (iv) a copy of the most recent Form 5500 filed with the Internal Revenue Service for each such Plan.

(c) To the extent required, each of the Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code; neither the Company nor the Bank nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than Pension Benefit Guaranty Corporation premiums); to the knowledge of the Company, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no “reportable event,” as such term is defined in Section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty (30) -day notice period has been waived); and no condition exists that presents a material risk to the Company of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in Section 413 of the Code; and there are no pending or, to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

4.12 Disclosure Controls and Procedures. None of the Company’s or the Bank’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or the Bank or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. The Company and the Bank have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.13 Company Information. The information relating to the Company and the Bank that is provided to Buyer by the Company or its representatives for inclusion in any document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference in the Proxy Statement.

4.14 Compliance with Applicable Law. Both the Company and the Bank:

(a) are in compliance in all material respects, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”), and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better;

(b) have all permits, licenses, franchises, certificates, orders, and approvals of, and have made all filings, applications, and registrations with, Governmental Entities that are required in order to permit the Company and the Bank to carry on their respective businesses as currently conducted;

(c) except as set forth in the Company Disclosure Schedule, have, since December 31, 2001, received no notification or communication from any Governmental Entity (A) asserting that the Company or the Bank is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, the Bank’s FDIC deposit insurance; and

(d) except as set forth in the Company Disclosure Schedule, are not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of the Company or the Bank, and neither the Company nor the Bank has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

4.15 Contracts.

(a) Except as set forth in the Company Disclosure Schedule, neither the Company nor the Bank is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in (x) any payment or benefits (whether of severance pay or otherwise) becoming due, or any increase in the amount of or acceleration or vesting of any rights to any payment or benefits, from Buyer, the Company, the Bank or any of their respective Subsidiaries to any director, officer, employee or consultant thereof or (y) the invalidity, unenforceability or discontinuation of any such contract, arrangement, commitment or understanding, whether in whole or in part, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Reports filed prior to the date of this Agreement, (iv) which is not terminable without cause on sixty (60) days or less notice or involves the payment of more than $25,000 per annum, (v) which materially restricts the conduct of any line of business by the Company or the Bank, or (vi) provides recourse to the Bank, the Company or any former or present Subsidiary of the Company in connection with the sale of any loan or other extension of credit (excluding customary short term, rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans. Each contract, arrangement, commitment or understanding of the type described in this Section 4.15(a), whether or not set forth in Section 4.15(a) of the Company Disclosure Schedule, is referred to herein as a “Company or Bank Contract.” The Company has previously delivered or made available to Buyer true and correct and complete copies of each Company or Bank Contract.

(b) (i) Each Company or Bank Contract is a valid and binding obligation of the Company or the Bank, as the case may be, and is in full force and effect, (ii) each of the Company and the Bank has performed all obligations required to be performed by it to date under each Company or Bank Contract, (iii) no event or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default on the part of the Company or the Bank under any Company or Bank Contract, and (iv) no other party to such Company or Bank Contract is, to the knowledge of the Company, in default in any respect thereunder.

4.16 Environmental Matters.

(a) Except as set forth in the Company Disclosure Schedule, each of the Company and the Bank and, to the knowledge of the Company, each of the Participation Facilities and the Loan Properties are and have been in compliance with all applicable federal, state and local laws, including common law, regulations and ordinances, and with all applicable decrees, orders and contractual obligations relating to pollution or the discharge of or exposure to Hazardous Materials in the environment or workplace (collectively, “Environmental Laws”).

(b) Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Entity or other forum in which the Company or the Bank, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or the Bank, any Participation Facility or any Loan Property.

(c) Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, during the period of (i) the Company’s or the Bank’s ownership or operation of any of its current or former properties, (ii) the Company’s or the Bank’s participation in the management of any Participation Facility, or (iii) the Company’s or the Bank’s interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of the Company, prior to the period of (x) the Company’s or the Bank’s ownership or operation of any of its current or former properties, (y) the Company’s or the Bank’s participation in the management of any Participation Facility, or (z) the Company’s or the Bank’s interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

4.17 Derivative Transactions. Except as set forth in the Company Disclosure Schedule, as of the date hereof, neither the Company nor the Bank has any outstanding Derivative Transaction for its own account or for the account of any of its customers.

4.18 Opinion. Prior to the execution of this Agreement, the Company has received, and provided to Buyer a copy of, a written opinion from the Company Advisor to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of the Company is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.19 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals applicable to it or to the Bank from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained.

4.20 Loans and Deposits.

(a) Except as set forth in the Company Disclosure Schedule, neither the Company nor the Bank is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), as of March 31, 2005, over ninety (90) days delinquent in payment of principal or interest or, to the knowledge of the Bank, is in violation of a material non-monetary covenant or obligation, or (ii) as of March 31, 2005, Loan with any director, executive officer or five percent (5%) or greater stockholder of the Company, or, to the knowledge of the Company, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.20(a) of the Company Disclosure Schedule sets forth (x) all of the Loans of the Bank or the Company that as of March 31, 2005 were classified by any internal or external examiner as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (y) by category of Loan (i.e., commercial, consumer, etc.) all of the Loans of the Bank which were classified as of March 31, 2005, and (z) each asset of the Company or the Bank that as of December 31, 2004, was classified as “Other Real Estate Owned” and the book value thereof.

(b) Each Loan (i) is evidenced by notes, written agreements or other written evidences of indebtedness that are true, correct, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) As of May 18, 2005, deposits in the Bank of shareholders, directors and executive officers of the Bank amounted to no more than $33,000,000 and such deposits earned interest at rates comparable to those on other deposits of comparable size and maturity. Within 7 calendar days of the date of this Agreement, Company will provide Buyer with verification of the accuracy of the foregoing figure, including a list of such accounts and deposits as of March 31, 2005.

4.21 Property. Except as set forth in the Company Disclosure Schedule, the Company and the Bank have good and marketable title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of the Company as of December 31, 2004 or acquired after such date, except (a) Liens for Taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, or (c) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising in the ordinary course of business. All leases pursuant to which the Company or the Bank, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms, and neither the Company nor the Bank nor, to the knowledge of the Company, any other party thereto is in default thereunder.

4.22 Labor Matters.

(a) There is no application or petition for certification of a collective bargaining agent or for union representation pending or, to the knowledge of the Company, threatened in writing against the Company or the Bank, and none of the Company’s or the Bank’s employees are or have been since December 31, 2004 represented by any union or other bargaining representative. To the knowledge of the Company, since December 31, 2004, no union has attempted to organize any group of the employees of the Company or the Bank, and no group of the Company’s or the Bank’s employees has sought at any time during the last three (3) years to organize themselves into a union or similar organization for the purpose of collective bargaining. To the knowledge of the Company, there are no pending or threatened strikes, slowdowns, pickets or work stoppage by any employees of the Company or the Bank.

(b) There are no pending or, to the knowledge of the Company, threatened material unfair labor practice charges or employee grievance charges with the National Labor Relations Board or any comparable state or local agency against the Company or the Bank.

(c) With respect to the Company’s and the Bank’s businesses, there have not been in the past five (5) years any investigations, inspections or material citations for violations of OSHA, any of the regulations promulgated pursuant to OSHA, or any other statute, ordinance, rule or regulations establishing standards of workplace safety, and no such investigations, inspections or citations are pending or, to the knowledge of the Company, threatened.

4.23 Insurance. Each of the Company and the Bank is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by bank holding companies and by banks, as applicable. Schedule 4.23 of the Company Disclosure Schedule lists and describes each insurance policy maintained by or on behalf of the Company or the Bank with respect to their properties, assets and businesses, together with a claims history for the past two (2) years. In the best judgment of the management of the Company, such insurance coverage is adequate for the Company and the Bank, and all material claims under the policies listed on Schedule 4.23 of the Company Disclosure Schedule have been filed in due and timely fashion. All of such insurance policies are in full force and effect, and neither the Company nor the Bank has, since January 1, 2003, been (i) in default with respect to its obligations under any such insurance policies or (ii) denied insurance coverage. Since March 31, 2005, there has not been any damage to, destruction of, or loss of any assets of the Company or the Bank not covered by insurance that could have a Material Adverse Effect on the Company or the Bank. Except as set forth on Schedule 4.23, neither the Company nor the Bank has any self-insurance or co-insurance programs, and the reserves set forth on the consolidated balance sheet of the Company as of March 31, 2005 are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

4.24 Absence of Undisclosed Liabilities. Except for items for which reserves have been established in the Company’s and Bank’s most recent audited consolidated balance sheets and interim unaudited consolidated balance sheets, which have been delivered to Buyer and which do not reflect any overstated assets, neither the Company nor the Bank has incurred or discharged, or is legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. No agreement pursuant to which any loans or other assets have been or will be sold by the Company or the Bank entitles the buyer of such loans or other assets, unless there is a material breach of a representation or covenant by the Company or the Bank, as the case may be, to cause the Company or the Bank to repurchase such loan or other asset or to pursue any other form of recourse against the Company or the Bank (other than customary short term rights of recourse for fraudulent application statements in connection with the sale of conforming residential mortgage loans). Neither the Company nor the Bank has knowingly made nor shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by the Company, no cash, stock or other dividend or any other distribution with respect to Company Capital Stock has been declared, set aside or paid, nor has any of the Company Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by the Company since March 31, 2005.

4.25 Full Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of any material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

5.1 Corporate Organization.

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Buyer and Merger Sub (i) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and (ii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not (i) prevent or delay Buyer for Merger Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby. Buyer is supervised by the FRB as a bank holding company under the Bank Holding Company Act of 1956, as amended. The Certificate of Incorporation of Buyer, the Articles of Incorporation of Merger Sub, and the Bylaws of each of Buyer and Merger Sub, copies of all of which have previously been made available to the Company, are true and correct and complete copies of such documents as in effect as of the date of this Agreement.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which all such shares are outstanding on the date hereof. All of the issued and outstanding shares of Merger Sub are owned by Buyer. All of the issued and outstanding shares of Merger Sub have been duly authorized and validly issued and are fully paid and nonassessable.

5.2 Authority; No Violation.

(a) Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer and Merger Sub and by Buyer in its capacity as the sole stockholder of Merger Sub pursuant to applicable law, and no other corporate proceedings on the part of Buyer for Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Buyer and Merger Sub nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, nor compliance by Buyer and Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Buyer or the organizational documents of any of Buyer’s Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Merger Sub or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon, any of the respective properties or assets of Buyer or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not (i) prevent or delay Buyer or Merger Sub from performing its obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby.

5.3 Consents and Approvals. Except for (a) the filing of the FDIC Application and FRB Application (or receipt of the FRB Waiver) and approval of such applications, (b) the filing of the State Banking Approvals, (c) the filing of the Agreement of Merger and California Certificates with the Washington Secretary and the California Secretary, and (d) the Securities Laws Filings and Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Buyer or Merger Sub of this Agreement or the consummation by Merger Sub of the Merger and the other transactions contemplated hereby. No vote of any stockholders of Buyer is required to approve this Agreement or to consummate the transactions contemplated hereby.

5.4 Broker’s Fees. Neither Buyer nor any of its Subsidiaries, nor any of their respective officers or directors, has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Buyer has engaged, and will pay a fee or commission to H&A.

5.5 Buyer Information. The information relating to Buyer and its Subsidiaries to be contained in any document filed with any other Governmental Entity, including but not limited to the Securities and Exchange Commission, or provided to the Company’s stockholders in connection herewith (including, without limitation, the Proxy Statement) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.6 Ownership of Company and Bank Capital Stock. Neither Buyer nor any of its Subsidiaries (including Merger Sub) or affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) except for the agreements attached hereto as Exhibits A and B, is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company or the Bank (other than Trust Account Shares and DPC Shares).

5.7 Access to Funds. Buyer has, and on the Closing Date will have, sufficient funds and available shares of Buyer Common Stock authorized to enable it to consummate the Merger and to pay the aggregate Merger Consideration pursuant to the terms of this Agreement.

5.8 Approvals. As of the date of this Agreement, Buyer knows of no reason applicable to it why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) should not be obtained on a timely basis.

5.9 Legal Proceedings. Buyer is not a party to any, and there are no pending or, to Buyer’s knowledge, threatened, legal, administrative, or arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature that, individually or in the aggregate, would (i) delay or prevent Buyer or Merger Sub from performing their respective obligations hereunder or (ii) adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated hereby.

5.10 Compliance with Applicable Law. Buyer and each of its Subsidiaries, including UCB:

(a) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Bank Holding Company Act of 1956, as amended, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act, and, as of the date hereof, UCB has a Community Reinvestment Act rating of “satisfactory” or better;

(b) has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit Buyer and each of its Subsidiaries to carry on its business as currently conducted;

(c) has, since December 31, 2003, received no notification or communication from any Governmental Entity (A) asserting that Buyer or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (B) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, UCB’s FDIC deposit insurance; and

(d) is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including, the FDIC) or the supervision or regulation of Buyer or any of its Subsidiaries, and neither Buyer nor any of its Subsidiaries has been advised in writing by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

5.11 Regulatory Reports. Buyer and each of its Subsidiaries, including UCB, has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2003 with any Regulatory Agency (collectively, the “Buyer Reports”) and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Buyer and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Buyer, investigation into the business or operations of Buyer or any of its Subsidiaries, including UCB, since December 31, 2003. There is no unresolved material violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Buyer or any of its Subsidiaries.

5.12 Full Disclosure. The representations and warranties contained in this Article V do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Article V not misleading.

5.13 Capitalization. The authorized capital stock of Buyer consists of 180,000,000 shares of Buyer Common Stock and 10,000,000 shares of Buyer Preferred Stock. As of May 20, 2005, there were (i) 91,717,006 shares of Buyer Common Stock issued and outstanding, (ii) no shares of Buyer Preferred Stock outstanding, and (iii) 23,657,648 shares of Buyer Common Stock reserved for issuance pursuant to the option plans and described in Section 5.13 of the Buyer Disclosure Schedule (“Buyer Option Plans”). All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as disclosed in the Buyer’s Annual Report for the fiscal year ending December 31, 2004 on Form 10-K (including exercise rights disclosed therein), Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Buyer Capital Stock or any other equity security of Buyer or any securities representing the right to purchase or otherwise receive any shares of Buyer Capital Stock or any other equity security of Buyer.

5.14 Financial Statements. Buyer has previously made available to Company copies of the balance sheets of Buyer as of December 31 for the fiscal years 2001 through 2004, inclusive, and the related statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for the fiscal years 2002 through 2004, inclusive, as reported in the Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of Buyer’s independent public accountants. The December 31, 2004 balance sheet of Buyer (including the related notes, where applicable) fairly presents the financial position of Buyer as of the date thereof, the other previously-delivered financial statements referred to in this Section 5.14 (including the related notes, where applicable) fairly present, the financial statements filed by Buyer with SEC after December 31, 2004 fairly present, and the financial statements to be filed by Buyer with the SEC after the date of this Agreement will fairly present (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the operations and financial position of Buyer for the respective fiscal periods or as of the respective dates therein set forth, other than as may be affected by such relevant items as have been disclosed in any Buyer Report (including without limitation Item 9-A of Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to Buyer’s 2004 Annual Report to Shareholders, and Item 4 of Part I of Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005).

5.15 Absence of Certain Changes or Events.

(a) Except as disclosed in any Buyer Reports filed prior to the date of this Agreement, since December 31, 2004, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on Buyer or UCB.

(b) Except as disclosed in any Buyer Report, since December 31, 2004, each of Buyer and UCB has carried on its business only in the ordinary and usual course consistent with its past practices.

5.16 Taxes.

(a) Buyer and UCB have (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns are true and correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Buyer (in accordance with GAAP) for all Taxes, with such provisions being based on estimates made by Buyer or UCB in good faith. No deficiencies for any Taxes have been proposed or assessed in writing with respect to Buyer or UCB, other than amounts which have been otherwise provided for or which are immaterial to the financial statements of Buyer; provided, however, Buyer has pending a corporate income tax audit by the State of California that may result in an assessment of taxes that in the aggregate would not be material to Buyer and UCB (collectively, the “Audit”). There are no Liens for Taxes upon the assets of Buyer except for Liens that may result from the Audit and except for statutory liens for current Taxes not yet due. Neither Buyer nor UCB has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. Neither Buyer nor UCB is a party to any agreement providing for the allocation or sharing of Taxes except for a certain intercompany tax sharing agreement between Buyer and its direct and indirect subsidiaries, including UCB, dated as of July 17, 2003.

(b) To the knowledge of Buyer, when required to do so, UCB has properly withheld Taxes on all non-resident deposit accounts.

5.17 Disclosure Controls and Procedures. Except as set forth in the Buyer Reports (including without limitation Item 9-A of Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to Buyer’s 2004 Annual Report to Shareholders, and Item 4 of Part I of Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005), none of Buyer’s or UCB’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Buyer or UCB or their accountants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the next sentence. Except as set forth in the Buyer Reports (including without limitation Item 9-A of Buyer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Exchange Act on March 17, 2005, the Report of Independent Registered Public Accounting Firm by PricewaterhouseCoopers incorporated in such Annual Report on Form 10-K by reference to Buyer’s 2004 Annual Report to Shareholders, and Item 4 of Part I of Buyer’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC under the Exchange Act on May 10, 2005), Buyer and UCB have devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

5.18 Absence of Undisclosed Liabilities. To the knowledge of Buyer, and except for items for which reserves have been established in Buyer’s and UCB’s most recent audited balance sheets and interim unaudited balance sheets, which have been delivered to the Company and which do not reflect any overstated assets, neither Buyer nor UCB has incurred or discharged, or is legally obligated with respect to, any material indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the ordinary course of business after such date. Neither Buyer nor UCB has knowingly made nor shall make any representation or covenant in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. Other than any regular quarterly dividend by Buyer, no cash, stock or other dividend or any other distribution with respect to Buyer Capital Stock has been declared, set aside or paid, nor has any of the Buyer Capital Stock been repurchased, redeemed or otherwise acquired, directly or indirectly, by Buyer since March 31, 2005.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of the Company and the Bank. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of Buyer, the Company and the Bank shall carry on their respective businesses in the ordinary course consistent with past practices and, to the extent consistent therewith, the Company will use its reasonable efforts to (w) preserve intact the business organization of the Company and the Bank, (x) keep available to itself and Buyer the present services of the current officers and employees of the Company and the Bank, (y) preserve for itself and Buyer the goodwill of the customers of the Company and the Bank and others with whom business relationships exist, and (z) maintain and expand the deposits of the Bank. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by Buyer, neither the Company nor the Bank shall:

(a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;

(b) (i) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (ii) repurchase, redeem or otherwise acquire any of its shares, or any securities convertible into or exercisable for any shares of its capital stock; or (iii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien or authorize or propose the issuance, delivery, sale, pledge or encumbrance of or the imposition of any Lien on, any shares of its capital stock or any securities (including without limitation any Company Option) convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, except, in the case of clause (iii), for the issuance of Company Capital Stock upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement and in accordance with their present terms;

(c) amend its Articles of Incorporation Bylaws or other similar governing documents;

(d) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $10,000 individually or $50,000 in the aggregate;

(e) enter into any new line of business;

(f) (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to the Company, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practices; or (ii) open, close, sell or acquire any branches;

(g) except as set forth in Section 1.6 of this Agreement and in the Company Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any such indebtedness or obligations (excluding, however, Bank deposits) be for a period exceeding six (6) months;

(h) take any action or fail to take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(i) change its methods of accounting in effect at December 31, 2004 except as required by changes in GAAP or regulatory accounting principles as concurred to by the Company’s independent auditors;

(j) (i) except as required by applicable law or as required to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between the Company or the Bank and any of their respective current or former directors, officers or employees; (ii) except for normal increases in the ordinary course of business consistent with past practice, except as required by applicable law and except as set forth in the Company Disclosure Schedule, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof, and in any event not more than the lesser of $5,000 or 5.0% of annual compensation; or (iii) make any equity or equity-based grants or allocations under any Plan (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

(k) purchase, acquire, sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, or abandon or fail to maintain, any loans, loan pools, loan portfolios, participation or other interests in loans, or any of its material assets, properties or other material rights or agreements other than in the ordinary course of business consistent with past practice;

(l) file any application to establish, relocate or terminate the operations of any banking office of the Bank;

(m) create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal,

amendment, waiver, release or termination of, any material contract, agreement or lease for office space to which it is a party or by which it or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;

(n) except pursuant to written agreements in effect on the date hereof and previously provided to Buyer, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(o) make any material Tax elections (unless required by applicable law or made in the ordinary course of business consistent with past practices);

(p) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any material litigation, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent consolidated financial statements (or the notes thereto) or the Company Reports, filed prior to the date hereof, or incurred since December 31, 2004 in the ordinary course of business consistent with past practice;

(q) enter into any transaction outside the ordinary course of business consistent with past practices, including (i) the purchase of certificates of deposit from brokers or other third parties, (ii) the offering or payment of rates of interest on deposit accounts materially different than the bank’s past practices or current market rates, (iii) the entry into any material contracts, and (iv) the purchase or sale of investment securities unless such transaction (A) is prudent, necessary, consistent with the Bank’s written investment policy and the Bank’s 2005 budget, duly approved by senior management of the Bank, and, if involving a purchase, is limited to investment-grade securities, (B) does not cause the weighted average duration of the Bank’s investment securities portfolio to exceed that portfolio’s weighted average duration as of March 31, 2005, and (C) will not cause the balance of the Bank’s investment securities portfolio to exceed the Bank’s March 31, 2005 reforecast for the month of the Closing; or

(r) authorize, commit or agree to do any of the foregoing actions.

6.2 Covenants of Buyer. Except as otherwise contemplated by this Agreement or consented to in writing by the Company, during the period from the date of this Agreement to the Effective Time, Buyer shall not, and shall not permit any of its Subsidiaries to:

(a) take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(b) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approvals or the consummation of the Merger; or

(c) authorize, or commit or agree to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Regulatory Matters.

(a) The Buyer shall promptly prepare and file within forty-five (45) days of the date of this Agreement such regulatory filings as are applicable to the Merger, and the Company shall take, in accordance with applicable law, applicable stock exchange rules and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of stockholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Merger (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable after the date hereof. The Company’s Board of Directors shall recommend such approval, and the Company shall take all reasonable lawful action to solicit such approval by its stockholders.

(b) Each of the Company and Buyer shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing of an application for a permit (the “California Permit”) from the California Commissioner of Corporations (the “California Commissioner”) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the “California Securities Law”) and all other necessary documents and forms required to be filed with the California Department of Corporations (the “DOC”) in order to notify interested parties as required by California law of and to hold a fairness hearing conducted before the California Commissioner in accordance with Section 25142 of the California Securities Law (“Section 25142”) and related authorities with respect to the Merger and the shares of Buyer Common Stock to be issued in the Merger (the “California Fairness Hearing”) in order to establish that the issuance of Buyer Common Stock in the Merger is exempt from Securities Act registration under Section 3(a)(10) of the Securities Act (the “Section 3(a)(10) Exemption”) (the “DOC Application”). Buyer shall submit the DOC Application to the DOC within 14 calendar days after the later of (i) the date of this Agreement, and (ii) the date on which the Company has furnished to the Buyer materials and information in conformity with the requirements of the DOC; provided, however, that such 14 calendar day period shall be extended for the minimum period necessary to obtain any indispensable information or data from third party sources. Company and Buyer shall make their respective appropriate representatives available to prepare and provide such testimony as is necessary or appropriate to present at the California Fairness Hearing and to support Buyer’s and Company’s appearances at the California Fairness Hearing.

(c) Each of the Company and Buyer shall cooperate and shall instruct their respective agents, attorneys and accountants to cooperate in the preparation and filing with the

SEC of a registration statement on Form S-4 in order to register under the Securities Act the shares of Buyer Common Stock to be issued in the Merger (the “S-4 Registration Statement”) if any of the following occurs: (i) the DOC informs Buyer that the DOC will not accept jurisdiction to hold the California Fairness Hearing after Buyer submits the DOC Application; (ii) after commencement of the California Fairness Hearing proceedings the DOC informs Buyer that the DOC will not issue such approval and make such findings with respect to the Merger and the issuance of Buyer Common Stock in the Merger as are required for the Section (3)(a)(10) Exemption; or (iii) if exemption of the issuance of Buyer Common Stock in the Merger from California securities permit requirements is not available under Section 25100(o) of the California Securities Law and the DOC informs Buyer that the DOC will not issue the California Permit

(d) The Company and Buyer shall use reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

(e) The Company shall prepare, and Buyer shall reasonably assist in such preparation of, a proxy statement for the purposes of submitting to the Company’s stockholders the principal terms of the Merger and this Agreement and any other matters required to be approved by the Company’s stockholders for consummation of the Merger and soliciting such approval (together with other proxy solicitation materials of the Company constituting a part thereof, the “Proxy Statement”). Description of Buyer and of the terms and conditions of this Agreement contained in such Proxy Statement shall be subject to consultation with Buyer.

(f) Each of the Company and Buyer agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Buyer Permit Application, any S-4 Registration Statement, and the Proxy Statement will, at the time the Buyer Permit Application, any S-4 Registration Statement, and the Proxy Statement and each amendment or supplement thereto, if any, is submitted to or approved by the California Department of Corporations, or is provided to Company’s shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company’s stockholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of the Company and Buyer further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Buyer Permit Application, any S-4 Registration Statement, or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Buyer Permit Application, any S-4 Registration Statement, or the Proxy Statement.

(g) Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when a permit has been issued to qualify the issuance of the shares of Buyer Common Stock in the Merger, of the issuance of any stop order or the suspension of the qualification of the Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the California Department of Corporations for the amendment or supplement of the Buyer Permit Application or for additional information.

(h) Without limiting the foregoing, the parties hereto shall cooperate with each other and use their reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties or Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions thereof. The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, all the information relating to the Company, the Bank, Buyer, or UCB, as the case may be, and, in the case of Buyer, its Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties or Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated hereby.

(i) Buyer and the Company shall, upon request, subject to applicable laws relating to the exchange of information and the right of each party to withhold information its Board of Directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Buyer Permit Application, the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall from time to time make available to Buyer, upon reasonable request, a list of the Company’s stockholders and their addresses and such other information as Buyer shall reasonably request regarding the ownership of the Company Capital Stock.

(j) Buyer and the Company shall promptly furnish each other with copies of non-confidential written communications received by Buyer or the Company, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(k) Buyer shall not be required to file a registration statement with the SEC with respect to the shares of Buyer Common Stock to be issued hereunder for the purpose of sale or resale of such shares by any person.

(l) Not later than the fifteenth (15th) day prior to the Proxy Statement Distribution Date, the Company shall deliver to Buyer a schedule of each person that, to the best of the Company’s knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an “affiliate” of it (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each Company Affiliate to execute and deliver to Buyer and the Company on or before the Effective Time an affiliate agreement in substantially the form attached hereto as Exhibit C.

(m) Securities representing the shares of Buyer Common Stock to be issued to Company Affiliates pursuant to this Agreement may be subject to stop transfer orders and a restrictive legend which confirm and state that such securities representing such shares have been issued or transferred to the registered holder as the result of a transaction to which Rule 145 under the Securities Act applies, and that such securities may not be sold, hypothecated, transferred or assigned, and the issuer or its transfer agent shall not be required to give effect to any attempted sale, hypothecation, transfer or assignment, except (i) pursuant to a then current effective registration statement under the Securities Act, (ii) in a transaction permitted by Rule 145 as to which Buyer has received an opinion of counsel, in form and substance reasonably satisfactory to Buyer, in support of which such holder provides in advance holder and broker’s representations the form and content of which are approved by Buyer’s counsel, of compliance with the provisions of Rule 145, or (iii) in a transaction which, in an opinion of such holder’s counsel in form and substance reasonably satisfactory to Buyer, or as described in a “no action” or interpretive letter from the staff of the SEC, is not required to be registered under the Securities Act. The cost of any legal opinions referred to in this subsection 7.1(m) shall be borne by Buyer.

7.2 No Solicitation by the Company.

(a) The Company shall, and the Company shall direct and use its reasonable efforts to cause the Bank and the Bank’s affiliates, directors, officers, employees, agents and representatives (including without limitation any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Bank) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, the Company shall not, nor shall it authorize or permit the Bank or any of its or the Bank’s directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) except in accordance with Section 9.1(f) hereof, enter into any agreement with respect to an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, or (iv) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the twentieth (20th) day after the date of distribution (the “Proxy Statement Distribution Date”) of the Proxy Statement to the stockholders of the Company (which Proxy Statement Distribution Date shall be no later than three (3) business days after the date of filing of the final Proxy Statement with the SEC), if, and only to the extent that, the Board of Directors of the Company determines in good faith, after consultation with its outside legal and financial advisors, that the failure to do so would reasonably be expected to breach the Board’s fiduciary duties under applicable law, the Company may, in response to a bona fide written Acquisition Proposal not solicited in violation of this Section 7.2(a) that the Board of Directors of the Company believes in good faith constitutes a Superior Proposal, subject to providing forty-eight (48) hour prior written notice to Buyer of the Board’s decision to take such action and identifying the person making the proposal and all the material terms and conditions of such proposal (the “Company Notice”) and compliance with Section 7.2(b) hereof, following delivery of the Company Notice, (1) furnish information with respect to the Company to any person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) on terms no more favorable to such person than the terms contained in any such agreement between the Company and Buyer, and (2) participate in discussions or negotiations regarding such a Superior Proposal.

(b) In addition to the obligations of the Company set forth in Section 7.2(a) hereof, the Company shall promptly advise Buyer orally and in writing of any Acquisition Proposal (or any inquiry which could lead to an Acquisition Proposal) and keep Buyer informed, on a current basis, of the continuing status thereof and shall contemporaneously provide to Buyer all materials provided to or made available to any third party which were not previously provided to Buyer.

(c) Notwithstanding anything herein to the contrary, the Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

7.3 Access to Information.

(a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Effective Time, to all of the Company’s and the Bank’s properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives, and, during such period, the Company shall make available to Buyer all information concerning the Company’s and the Bank’s businesses, properties and personnel as Buyer may reasonably request. The Company shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Company’s or the Bank’s customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the Company delivers to Buyer a written log notifying Buyer of the existence of, and the basis for the Company’s withholding of, such information. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) From and after the date hereof until the Effective Time, Buyer, at Buyer’s sole expense, shall have the right to attend management and Board loan committee and review meetings of the Company and the Bank as an observer and shall receive, at the same time as the Directors, committee members and other meeting participants, notice of such meetings and copies of any materials distributed to the Directors, committee members and other meeting participants. In connection therewith, Buyer shall have the right of full review on any new loan extended by the Bank in a principal amount in excess of $250,000.

(c) No investigation by Buyer or its Representatives shall affect the representations, warranties, covenants or agreements of the Company set forth herein.

(d) Notwithstanding anything contained in this Agreement to the contrary, the Company and Buyer (and each of their respective employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated by this Agreement; provided, however, that neither the Company nor Buyer (nor any of their respective employees, representatives or other agents thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transactions contemplated by this Agreement, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

7.4 Confidentiality. All confidential information furnished to a party or Company Advisor or H&A by a party or Company Advisor or H&A in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

7.5 Notification of Certain Matters. Each of Buyer and the Company will give prompt notice to the other (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that (i) is reasonably likely to result in any Material Adverse Effect with respect to it (or, in the case of the Company, to the Bank), or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VIII of this Agreement or otherwise limit or affect the remedies available to any such party hereunder.

7.6 Employee Benefit Plans. From the Effective Time through June 30, 2006, Buyer agrees to maintain and to honor, and to cause the Surviving Corporation to maintain and to honor the employment benefits enjoyed by the employees of the Bank as of the Effective Time, except for any Company stock option plan benefits and stock options, which stock option plan and all benefits and stock options thereunder shall be terminated and cancelled at the Effective Time. Effective July 1, 2006 and thereafter, all employees of Company or the Bank shall be entitled to the same employee benefits enjoyed by similarly-situated employees of Buyer or UCB. For purposes of calculating eligibility and vesting for such benefits all employees of Company or Bank shall be credited with the length of service with Company or Bank. As of the Effective Time and thereafter, Buyer agrees to maintain and to honor, and cause the Surviving Corporation to maintain and to honor, in accordance with their respective terms all agreements listed in Section 7.6 of the Company Disclosure Schedule (the “Benefit Agreements”).

7.7 Indemnification.

(a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company, the Bank or any of the Company’s Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or the Bank or any of its predecessors or affiliates or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Buyer shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer; provided, however, that (1) Buyer shall have the right to assume the defense thereof and upon such assumption Buyer shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Buyer elects not to assume such defense or counsel for the Indemnified Parties reasonably advises Buyer that there are issues which raise conflicts of interest between Buyer and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Buyer, and Buyer shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Buyer shall advance funds and in all cases be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) Buyer shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Buyer shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Buyer thereof, provided that the failure to so notify shall not affect the obligations of Buyer under this Section 7.7 except to the extent such failure to notify prejudices Buyer. Buyer’s obligations under this Section 7.7 shall continue in full force and effect for an unlimited period of time following the Effective Time.

(b) Buyer shall cause the persons serving as officers and directors of the Company and the Bank immediately prior to the Effective Time to be covered for a period of five (5) years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by the Company or the Bank (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Buyer be required to expend on an annual basis more than 200% of the amount currently expended by the Company (the “Insurance Amount”) to maintain or procure insurance coverage, and provided further that if Buyer is unable to maintain or obtain the insurance called for by this Section 7.7(b) Buyer shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(c) In the event Buyer or UCB or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this Section 7.7.

(d) The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

7.8 Reasonable efforts; Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of Buyer and the Company agrees to cooperate fully with each other and to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to (i) consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the other transactions contemplated by this Agreement, and (ii) to merge Pacifica Bank with and into UCB, with the results being that UCB shall be the surviving corporation in such merger and shall continue its corporate existence under the laws of the State of California, and that the separate corporate existence of Pacifica Bank shall terminate.

(b) Company agrees to use its reasonable efforts from the date of this Agreement to the Closing to assist Buyer and UCB in retaining all Company and Bank employees and all Bank customers. Buyer agrees to begin notifying within seven days of execution of this Agreement those employees of the Bank of the terms of employment and benefits that will be available to such employees of the Bank after consummation of the Merger.

(c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or UCB with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Buyer.

7.9 Current Information. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause the Bank to, (i) invite a suitable representative of Buyer to observe all non-confidential portions of the Company’s and the Bank’s Board of Directors (and audit committee thereof) and stockholders meetings and, subject to the prior written consent of any applicable regulatory authority, any regulatory examination exit briefings, and (ii) cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Buyer and to report the general status of the ongoing operations of the Company and the Bank. Buyer and Company, as the case may be, will promptly notify the other party of any material change in the normal course of business or in the operation of their properties and of the existence or progress in resolution of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving them, and will keep the other party fully informed of such events, including without limitation, the exit briefing at the conclusion of any regulatory examination.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Company Capital Stock under applicable law.

(b) Regulatory Approvals. All regulatory approvals and the Securities Laws Filings and Approvals required to consummate the transactions contemplated hereby (including the Merger and the further transactions provided for by Exhibits A and B attached hereto) shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(c) No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or the further transactions provided for by Exhibits A and B attached hereto shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restricts or makes illegal the consummation of the Merger or the further transactions provided for by Exhibits A and B attached hereto.

8.2 Conditions to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Buyer at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger or the further transactions provided for by Exhibits A and B attached hereto shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.

(d) List of Personal Properties. The Company shall have delivered to Buyer separate lists of all of Company’s, and all of the Bank’s, properties and assets, real and personal, tangible or intangible, which are reflected on a consolidated balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP.

(e) Company Net Worth. At the Closing, the net worth of the Company shall be not less than the Company Closing Net Worth, excluding (i) the after-tax effect of any expense related to this Agreement and the transactions contemplated hereby, including payments to Company Advisor under Section 4.7 hereof and the payment to the Company’s attorneys and accountants, (ii) the after-tax effect of any expense incurred in connection with the acceleration of Company Options, the payment therefor, or the incurrence of the Stock Option Loan, (iii) the after-tax effect of any gain or loss from the sale of assets by the Bank in 2005 in the ordinary course of business consistent with its past practices, and (iv) any change in the “Accumulated Other Comprehensive Income (Loss), Net of Tax” line on the Company’s consolidated balance sheet after March 31, 2005, all as set forth in a consolidated balance sheet of the Company as of the end of the month preceding the Closing Date, prepared in accordance with GAAP, and the format of such consolidated balance sheet of the Company to be delivered as of the end of the month preceding the Closing Date is attached hereto as Schedule 8.2(e). Components of the Bank’s earnings in 2005 as reflected on Schedule 8.2(e) (which Schedule contains a copy of the Company’s 2005 reforecasted budget) shall be substantially similar to the Bank’s March 31, 2005 reforecast for the 2005 fiscal year.

(f) Allowance for Loan Loss. Except to the extent mandated by the Company’s registered public accountants, at the Closing, the Bank’s allowance for loan and lease losses shall be not less than the Company Closing Loan Loss Reserve, as set forth in the balance sheet of the Bank as of the end of the month preceding the Closing Date, prepared in accordance with GAAP. Upon Buyer’s written request, received not earlier than five (5) calendar days prior to the Effective Time, the Company shall cause Bank to increase Bank’s allowance for loan losses by an amount specified by Buyer, which amount shall not be taken into consideration in determining the Company Closing Net Worth.

(g) Dissenting Shares. Holders of not more than seven percent (7%) of the outstanding shares of Company Capital Stock shall have perfected dissenter’s rights pursuant to Section 23B.13 et seq. of the WBCA.

(h) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(i) Termination of Company Option Plans. All Company Option Plans shall have been terminated as of the Effective Time and cancelled without any payment therefor (except for such payments to Company stock option holders as are contemplated under Section 1.6 of this Agreement) or other liability on the part of the Company, Buyer or any of their respective affiliates and associates (as such terms are defined under the Exchange Act).

8.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to such effect.

(c) Consents Under Agreements. All consents and approvals of all persons (other than the Governmental Entities) required for consummation of the Merger or the further transactions provided for by Exhibits A and B attached hereto shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or Buyer.

(d) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

(e) Tax Opinion. Buyer has, at Buyer’s expense, obtained from PricewaterhouseCoopers and delivered to the Company, an opinion addressed to Buyer’s and Company’s boards of directors (in form and substance reasonably satisfactory to the Company and its counsel, and subject to reasonable limitations, conditions and assumptions), a copy of which may be provided as part of the materials included in the Proxy Statement, substantially to the effect that:

(i)	The Merger will qualify as a reorganization within the meaning of IRC Section 368(a)(1)(A).

(ii)	Holders of Company Capital Stock who receive solely cash in exchange for their shares of Company Capital Stock, and who own those shares as capital assets and who do not actually or constructively own shares of Buyer Common Stock after the Merger, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the stockholder’s aggregate tax basis for such shares of Company Capital Stock. The gain or loss will be long-term capital gain or loss if such shares of Company Capital Stock were held for more than one year.

(iii)	A holder of Company Capital Stock who receives both Buyer Common Stock and cash consideration in exchange for his or her shares of Company Capital Stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by such shareholder in the exchange or the amount of cash received by such shareholder in the exchange. Any gain recognized by a shareholder who owns his or her shares of Company Capital Stock as capital assets will be treated as capital gain, if the exchange is, with respect to such shareholder, either “substantially disproportionate” or “not essentially equivalent to a dividend,” each within the meaning of IRC Section 302(b).

The exchange will be “substantially disproportionate” with respect to a shareholder if the percentage of shares of outstanding Buyer Common Stock (actually and constructively) owned by the shareholder immediately after the Merger is less than 80% of the percentage of the outstanding shares of Buyer Common Stock (actually and constructively) owned by the shareholder immediately before the Merger. For purposes of determining the percentage of the outstanding shares of Buyer Common Stock (actually and constructively) owned by the shareholder immediately before the Merger, the shareholder is treated as if (1) all such shareholder’s shares of Company Capital Stock were first exchanged in the Merger for shares of Buyer Common Stock, and (2) a portion of those shares of Buyer Common Stock were then redeemed for the cash actually received in the Merger.

The exchange will be “not essentially equivalent to a dividend” with respect to a shareholder if the reduction in such shareholder’s stock ownership is a “meaningful reduction,” given his or her particular facts and circumstances. The Internal Revenue Service has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly and widely held corporation, and who exercises no control over the affairs of the corporation, will meet this test.

(iv)	A holder of Company Capital Stock who receives solely Buyer Common Stock in exchange for his or her shares of Company Capital Stock will not recognize gain or loss in the Merger.

8.4 Frustration of Closing Conditions. Neither Buyer nor the Company may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 7.8(a).

ARTICLE IX

TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of the matters presented in connection with the Merger:

(a) by mutual consent of Buyer and the Company;

(b) by either Buyer or the Company upon written notice to the other party (i) thirty (30) days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the thirty (30) day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, (ii) after Buyer and Company have performed their respective obligations under Section 7.1 of this Agreement with respect to the Securities Laws Filings and Approvals, both of the following occur: (x) the DOC either does not accept jurisdiction of the California Fairness Hearing or, after commencement of the California Fairness Hearing proceedings, the DOC informs Buyer that the DOC will not issue such approval and make such findings with respect to the Merger and the issuance of Buyer Common Stock in the Merger as are required for the Section 3(a)(10) Exemption; and (y) the SEC informs Buyer that the SEC will not declare effective the S-4 Registration Statement, or (iii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b) if such denial, request, recommendation for withdrawal, DOC or SEC position, order, injunction or prohibition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

(c) by either Buyer or the Company if the Merger shall not have been consummated on or before February 28, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither Buyer nor the Company shall have the right to terminate this Agreement pursuant to this Section 9.1(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of a representation or warranty by the Company) or Section 8.3(a) (in the case of a breach of a representation or warranty by Buyer);

(e) by either Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the non-terminating party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;

(f) by the Company prior to the twenty fifth (25th) calendar day following the Proxy Statement Distribution Date in the event that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to the Company and to the Company’s stockholders under applicable law; provided, however, that the Board of Directors of the Company may terminate this Agreement pursuant to this Section 9.1(f) solely to concurrently enter into a definitive acquisition agreement or other similar agreement related to a Superior Proposal; and provided further, however, that this Agreement may be terminated pursuant to this Section 9.1(f) only after the fifth (5th) day following Buyer’s receipt of written notice advising Buyer that the Board of Directors of the Company is prepared to accept a Superior Proposal, and only if, during such five (5) day period, if Buyer so elects, the Company and its advisors shall have negotiated in good faith with Buyer to make such adjustments in the terms and conditions of this Agreement as would enable Buyer to proceed with the transactions contemplated herein on such adjusted terms;

(g) by the Company if the Average Closing Price is less than $16.50; provided, however, that if the Company elects to terminate this Agreement pursuant to this Section 9.1(g), Buyer may render such election null and void, and thereby revive this Agreement, by agreeing to change the Per Share Amount to $10.07, provided that Buyer’s election to change the Per Share Amount shall be in a combination of Buyer Common Stock and cash that does not negate or adversely impact the conclusions reflected in the tax opinion to be delivered pursuant to Section 8.3(e) of this Agreement.

(h) by Buyer if the Average Closing Price is greater than $23.50; provided, however, that if Buyer elects to terminate this Agreement pursuant to this Section 9.1(h), the Company may render such election null and void, and thereby revive this Agreement, by agreeing to change the Per Share Amount to $12.43, provided that Company’s election to change the Per Share Amount shall be in a combination of Buyer Common Stock and cash that does not negate or adversely impact the conclusions reflected in the tax opinion to be delivered pursuant to Section 8.3(e) of this Agreement.

9.2 Effect of Termination.

(a) In the event of termination of this Agreement by any party as provided in Section 9.1, this Agreement shall forthwith become null and void and have no effect except that (i) Sections 7.4, 9.2 and 10.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) (i) If the Company terminates this Agreement pursuant to Section 9.1(f) hereof, the Company shall pay to Buyer a termination fee equal to $1,000,000 by wire transfer of same day immediately available funds on the date of termination. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(i) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

(ii) In the event that this Agreement is terminated by Buyer for material breach of this Agreement by the Company, the Company shall pay to Buyer a termination fee of $500,000 by wire transfer of immediately available funds on the date of termination. The Company and Buyer agree that the agreement contained in this Section 9.2(b)(ii) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

(c) Buyer shall pay to the Company a termination fee of $750,000 by wire transfer of same day immediately available funds on the date of termination in the event that this Agreement is terminated by either party for any reason other than (i) material breach of this Agreement by the Company, or (ii) the failure to obtain approval and adoption of this Agreement by the requisite vote of the holders of the outstanding shares of Company Capital Stock under applicable law after (A) Buyer and Company have performed their respective obligations under Section 7.1 of this Agreement with respect to the Securities Laws Filings and Approvals; (B) either (x) the DOC has issued such approval and made such findings with respect to the Merger and the issuance of Buyer Common Stock in the Merger as are required for the Section (3)(a)(10) Exemption and, if exemption of the issuance of Buyer Common Stock in the Merger from California securities permit requirements is not available under Section 25100(o) of the California Securities Law, the DOC has issued the California Permit, or (y) the SEC has declared effective the S-4 Registration Statement; and (C) the Proxy Statement and notice of Company shareholders meeting have been provided to Company’s shareholders. The Buyer and Company agree that the agreement contained in this Section 9.2(c) is an integral part of the transactions contemplated by this Agreement and constitutes liquidated damages and not a penalty.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto; provided, however, that after any approval of the transactions contemplated by this Agreement by the Company’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Company stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed by duly authorized representatives on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of its agreements contained herein, or waive compliance with any of the conditions to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by duly authorized representatives on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

10.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Buyer, to:

UCBH Holdings, Inc.

555 Montgomery Street

San Francisco, CA 94111

Attention: Sandra Go, Senior Vice President, Corporate Development

with copies (which shall not constitute notice to Buyer) to:

Squire, Sanders & Dempsey L.L.P.

One Maritime Plaza, Suite 300

San Francisco, CA 94111-3492

Attention: Nicholas Unkovic, Esq.

                 David Kenny, Esq.

and

Hoefer & Arnett, Inc.

700 South Flower Street, Suite 2400

Los Angeles, CA 90017

Attention: C. Matthew Allen

(b) if to the Company, to:

Pacifica Bancorp, Inc.

Skyline Tower

10900 NE 4th Street, Suite 200

Bellevue, WA 98004

Attention: John Kennedy, President

with copies (which shall not constitute notice to the Company) to:

Jones & Keller, P.C.

4600 South Ulster Street, Suite 880

Denver, Colorado 80237

Attention: Ernest J. Panasci, Esq.

and

Hovde Financial LLC

222 N. Sepulveda Blvd., Suite 1306

El Segundo, CA 90245

Attention: Rory A. McKinney

10.4 Interpretation. Whenever the term “person” is used in this Agreement, it shall be construed broadly to include any person or entity of any kind. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the term “knowledge” is used in this Agreement, it means the knowledge of such party after diligent inquiry. The terms, “Section,” “Schedule” and “Exhibit” refer to sections and schedules exhibits attached to, this Agreement, respectively. The terms “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all exhibits and schedules hereto. The phrases “the date of this Agreement,” “the date hereof’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement, together with all exhibits, schedules and other attachments hereto (including the documents and the instruments referred to herein and therein, including, without limitation, the Confidentiality Agreement), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Notwithstanding the foregoing, any provision of the Confidentiality Agreement or any other document or instrument referred to herein that conflicts with any provision of this Agreement shall be superseded by the provisions hereof.

10.7 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely in the State of California by residents thereof, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions. Each of the parties consents that all such service of process may be made by delivery of the summons and complaint by certified or registered mail, return receipt requested, or by messenger, directed to it at the address of its agent set forth herein, and that service so made shall be deemed to have been made as of the date of the receipt indicated in the certification, signed and returned postal receipt, or other proof of service applicable to the method of service employed.

10.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in Section 7.4 of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of Section 7.4 of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.10 Publicity. Except as otherwise required by law or by the rules of the Nasdaq Stock Market’s National Market, so long as this Agreement is in effect, neither Buyer nor the Company shall, nor shall Buyer permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.11 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.12 Fax Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

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IN WITNESS WHEREOF, Buyer, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UCBH HOLDINGS, INC.

By:

Name:

Title:

UCBH MERGER SUB, INC.

By:

Name:

Title:

PACIFICA BANCORP, INC.

By:

Name:

Title:

By:

Name:

Title:

APPENDIX I

DEFINITIONS

As used in this Agreement, the following terms shall have the definitions set forth herein:

(a) “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (i) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or the Bank, (ii) direct or indirect acquisition or purchase of any class of equity securities representing ten percent (10%) or more of the voting power of the Company or the Bank, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning a substantial interest in any class of equity securities of the Company or the Bank, or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

(b) “Aggregate Cash Amount” means the sum of (i) $16,024,000 and (ii) the product obtained by multiplying (A) the Per Share Amount by (B) 0.40 by (C) the number of shares of Company Capital Stock issued after the date hereof upon exercise of any outstanding Company Options prior to the Effective Time.

(c) “Aggregate Buyer Share Amount” means the sum of (i) 1,198,795 shares of Buyer Common Stock and (ii) the product obtained by multiplying (x) the Exchange Ratio by (y) 0.60 by (z) the number of shares of Company Capital Stock issued after the date hereof upon exercise of any outstanding Company Options prior to the Effective Time.

(d) “Agreement of Merger” has the meaning given such term in Section 1.3(b) hereof.

(e) “Average Closing Price” means the average of the daily closing price of a share of Buyer Common Stock reported on the Nasdaq National Market during the ten (10) consecutive trading days preceding the fifth (5) business day prior the Effective Time.

(f) “Bank Common Stock” has the meaning given such term in Section 4.2(b) hereof.

(g) “Benefits Agreements” has the meaning given such term in Section 7.6 hereof.

(h) “Buyer Capital Stock” means Buyer Common Stock and Buyer Preferred Stock, collectively.

(i) “Buyer Common Stock” means common stock of Buyer, par value $0.01 per share.

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(j) “Buyer Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.

(k) “Buyer Option Plans” has the meaning given such terms in Section 5.13 hereof.

(l) “Buyer Permit Application” has the meaning given such term in Section 7.1(b) hereof.

(m) “Buyer Preferred Stock” means preferred stock of Buyer, par value $0.01 per share.

(n) “Buyer Reports” has the meaning given such term in Section 5.11 hereof.

(o) “California Certificates” has the meaning given such term in Section 1.3(b) hereof.

(p) “California Court” has the meaning given such term in Section 10.7 hereof.

(q) “California Secretary” has the meaning given such term in Section 1.3(b) hereof.

(r) “Cash Election” has the meaning given such term in Section 2.2(a) hereof.

(s) “Cash Proration Factor” has the meaning given such term in Section 2.2(c)(ii)(C) hereof.

(t) “CDFI” means the California Department of Financial Institutions.

(u) “Certificate” has the meaning given such term in Section 2.1(b) hereof.

(v) “CFC” means the California Financial Code.

(w) “CGCL” means the California General Corporation Law.

(x) “Closing” has the meaning given such term in Section 1.3(a) hereof.

(y) “Closing Date” has the meaning given such term in Section 1.3(a) hereof.

(z) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(aa) “Combination Cash Election” has the meaning given such term in Section 2.2(a) hereof.

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(bb) “Combination Stock Election” has the meaning given such term in Section 2.2(a) hereof.

(cc) “Company Advisor” has the meaning given such term in Section 4.7 hereof.

(dd) “Company Affiliate” has the meaning given such term in Section 7.10 hereof.

(ee) “Company Capital Stock” means “Company Common Stock” and “Company Preferred Stock,” collectively.

(ff) “Company Closing Loan Loss Reserve” means, if the Closing occurs on or before July 31, 2005, $2,132,000; if the Closing occurs on or after August 1, 2005 but on or before August 31, 2005, $2,136,000; if the Closing occurs on or after September 1, 2005 but on or before September 30, 2005, $2,140,000; if the Closing occurs on or after October 1, 2005 but on or before October 31, 2005, $2,144,000; and if the closing occurs on or after November 1, 2005, $2,148,000.

(gg) “Company Closing Net Worth” means, if the Closing occurs on or before July 31, 2005, $17,173,000; if the Closing occurs on or after August 1, 2005 but on or before August 31, 2005, $17,363,000; if the Closing occurs on or after September 1, 2005 but on or before September 30, 2005, $17,566,000; if the Closing occurs on or after October 1, 2005 but on or before October 31, 2005, $17,764,000; and if the closing occurs on or after November 1, 2005, $17,996,000.

(hh) “Company Common Stock” means common stock of the Company, no par value.

(ii) “Company Disclosure Schedule” has the meaning given such term in Section 3.1 hereof.

(jj) “Company Employees” has the meaning given such term in Section 7.6 hereof.

(kk) “Company Meeting” has the meaning given such term in Section 7.1(a) hereof.

(ll) “Company Notice” has the meaning given such term in Section 7.2(a).

(mm) “Company Option” has the meaning given such term in Section 1.6 hereof.

(nn) “Company Option Plans” has the meaning given such term in Section 1.6 hereof.

(oo) “Company or Bank Contract” has the meaning given such term in Section 4.15(a) hereof.

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(pp) “Company Preferred Stock” means preferred stock of the Company, no par value.

(qq) “Company Reports” has the meaning given such term in Section 4.5(b).

(rr) “Confidentiality Agreement” means the confidentiality letter agreement, dated April 7, 2005, among the Company, Company Advisor, Buyer and H&A.

(ss) “Consents” has the meaning given such term in Section 4.3(a).

(tt) “Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(uu) “Dissenting Shares” has the meaning given such term in Section 1.5(d) hereof.

(vv) “DPC Shares” has the meaning given such term in Section 1.5(c) hereof.

(ww) “Effective Time” has the meaning given such term in Section 1.3(b) hereof.

(xx) “Election” shall have the meaning given such term in Section 2.2(a) hereof.

(yy) “Election Deadline” shall have the meaning given such term in Section 2.2(b) hereof.

(zz) “Election Form” shall have the meaning given such term in Section 2.2(a) hereof.

(aaa) “Election Form Record Date” shall have the meaning given such term in Section 2.2(a) hereof.

(bbb) “Environmental Laws” has the meaning given such term in Section 4.16(a) hereof.

(ccc) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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(ddd) “ERISA Affiliate” has the meaning given such term in Section 4.11(a) hereof.

(eee) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(fff) “Exchange Agent” has the meaning given such term in Section 2.1(a).

(ggg) “Exchange Ratio” means the number of shares of Buyer Common Stock into which a share of Company Capital Stock shall be converted, which number shall be equal to the quotient (to the nearest ten-thousandth) of (i) the Per Share Amount divided by (ii) the Average Closing Price.

(hhh) “FDIC” means the Federal Deposit Insurance Corporation.

(iii) “FDIC Application” has the meaning given such term in Section 4.4 hereof.

(jjj) “FRB” means the Federal Reserve Board.

(kkk) “FRB Application” has the meaning given such term in Section 4.4 hereof.

(lll) “GAAP” means generally accepted accounting principles.

(mmm) “Governmental Entity” has the meaning given such term in Section 4.4 hereof.

(nnn) “H&A” means Hoefer & Arnett, Inc.

(ooo) “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.

(ppp) “Indemnified Parties” has the meaning given such term in Section 7.7(a) hereof.

(qqq) “Injunction” has the meaning given such term in Section 8.1(c) hereof.

(rrr) “Insurance Amount has the meaning given such term in Section 7.7(b) hereof.

(sss) “Lien” has the meaning given such term in Section 4.3(b) hereof.

(ttt) “Loan Property” means any property in which the Company or the Bank holds a security interest, and, where required by the context, said term means the owner or operator of such property.

(uuu) “Loans” has the meaning given such term in Section 4.20(a) hereof.

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(vvv) “Mailing Date” has the meaning given such term in Section 2.2(a) hereof.

(www) “Material Adverse Effect” means with respect to a person, an effect which (i) is materially adverse to the business, results of operations or financial condition of such person and its Subsidiaries (if any) taken as a whole, other than any such effect attributable to or resulting from (A) any change in banking or similar laws, rules, regulations or policies of general applicability or interpretations thereof by courts or governmental authorities, (B) any change in GAAP or regulatory accounting principles, in each case which affects banks, thrifts or their holding companies generally, (C) events, conditions or trends in economic, business or financial conditions generally or affecting banks, thrifts or their holding companies specifically (including changes in the prevailing level of interest rates), (D) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States or any of its territories, possession or diplomatic or consular offices or upon any military installation, equipment or personnel of the United Stated, or (E) in the case of the Company or the Bank, any action or omission of the Company or the Bank taken with the prior written consent of Buyer, and in the case of Buyer, any action or omission of Buyer taken with the prior written consent of the Company or the Bank; or (ii) materially impairs the ability of such person to consummate the transactions contemplated hereby.

(xxx) “Merger Consideration” has the meaning given such term in Section 1.5(a) hereof.

(yyy) “New Plan” has the meaning given such term in Section 7.6 hereof.

(zzz) “OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

(aaaa) “Participation Facility” means any facility in which the Company or the Bank participates in the management, and, where required by the context, said term means the owner or operator of such property.

(bbbb) “Per Share Amount” means the quotient of (i) the sum of (A) the product of (I) 1,198,795 multiplied by (II) the Average Closing Price, plus (B) $16,024,000, divided by (ii) 3,544,597, rounded to the nearest whole cent.

(cccc) “Per Share Cash Consideration” means an amount of cash, without interest, equal to the Per Share Amount.

(dddd) “Plans” has the meaning given such term in Section 4.11(a) hereof.

(eeee) “Proxy Statement” has the meaning given such term in Section 7.1(c) hereof.

(ffff) “Proxy Statement Distribution Date” has the meaning given such term in Section 7.2(a).

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(gggg) “Regulatory Agencies” has the meaning given such term in Section 4.5(a) hereof.

(hhhh) “Requisite Regulatory Approvals” has the meaning given such term in Section 8.1(b) hereof.

(iiii) “SEC” means the U.S. Securities and Exchange Commission.

(jjjj) “Section 23B.13 et seq.” has the meaning given such term in Section 1.5(d) hereof.

(kkkk) “Securities Act” means the Securities Act of 1933, as amended.

(llll) “SRO” means self-regulatory organization.

(mmmm) “Securities Laws Filing and Approvals” means all filings to be made with, hearings to be conducted before, approvals to be provided by, permits to be issued by, and/or registrations to be made with, as the case may be, the California Department of Corporations or the Securities Exchange Commission in accordance with and pursuant to the provisions of Section 7.1 of this Agreement.

(nnnn) “State Banking Approvals” has the meaning given such term in Section 4.4 hereof.

(oooo) “State Regulator” has the meaning given such term in Section 4.5 hereof.

(pppp) “Stock Election” has the meaning given such term in Section 2.2(a) hereof.

(qqqq) “Stock Proration Factor” has the meaning given such term in Section 2.2(c)(i)(C) hereof.

(rrrr) “Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party.

(ssss) “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than fifty percent (50%) of the combined voting power of the shares of capital stock of the Company or the Bank then outstanding or all or substantially all of the assets of the Company or the Bank and otherwise (i) on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the Company’s stockholders than the Merger, (ii) that constitutes a transaction that, in such Board of Directors’ good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal,

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financial, regulatory and other aspects of such proposal, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is highly likely to be obtained by such third party.

(tttt) “Surviving Corporation” has the meaning given such term in Section 1.2 hereof.

(uuuu) “Tax Return” means any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

(vvvv) “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

(wwww) “Trust Account Shares” has the meaning given such term in Section 1.5(c) hereof.

(xxxx) “UCB” means United Commercial Bank.

(yyyy) “Undesignated Shares” has the meaning given such term in Section 2.2(a) hereof.

(zzzz) “Unperfected Dissenting Shares” has the meaning given such term in Section 2.2(c)(v) hereof.

(aaaaa) “USA PATRIOT Act” has the meaning given such term in Section 4.14(a) hereof.

(bbbbb) “Washington Secretary” has the meaning given such term in Section 1.3(b) hereof.

(ccccc) “WBCA” means the Washington Business Corporation Act.

(ddddd) “WSDFI” means the Washington State Department of Financial Institutions.

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List and Description of Intentionally Omitted Schedules to

Agreement and Plan of Merger Among

UCBH Holdings, Inc., UCBH Merger Sub, Inc.

and Pacifica Bancorp, Inc. dated May 23, 2005

COMPANY DISCLOSURE SCHEDULE

Section 4.2: Option Holders – List of individuals (including rank and file employees) holding stock options with Pacifica Bancorp, Inc. (“Pacifica”) with relevant amounts and dates.

Section 4.2(b): Pledge of Capital Stock – Pledge of stock by Pacifica pursuant to Promissory Note dated September 9, 2003.

Section 4.3(b): Conflicts – Defaults and severance obligations triggered by the consummation of the transaction contemplated by the Merger Agreement.

Section 4.4: Required Consents – Consents necessary for the transaction.

Section 4.5(a): Regulatory Proceedings – Description of rescinded Supervisory Directive 02-02.

Section 4.8(c): Wages, Options, Severance or Termination Pay – List of individuals (including rank and file employees) employed by Pacifica Bank, including their titles and salaries.

Section 4.10(a): Taxes – Description of exceptions to general representations and warranties contained in Section 4.10(a).

Section 4.10(b): Taxes on Non-Resident Deposit Accounts – Tax reporting on Form W-8 for certain foreign depositors of Pacifica Bank.

Section 4.11(a): Employee Benefit Plans – Description of various employee benefit plans offered by Pacifica Bank and list of Severance Agreements, Consulting Agreements and Incentive Agreements that Pacifica Bank is a party to.

Section 4.12: Disclosure Controls and Procedures – No representation or warranty that Pacifica Bancorp, Inc. or Pacifica Bank is compliant with Section 404 of the Sarbanes-Oxley Act of 2002.

Section 4.14: Compliance with Applicable Law – Description of rescinded Supervisory Directive 02-02.

Section 4.15: Contracts – Description of various contracts that Pacifica Bank is a party to.

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Section 4.16: Environmental Matters – Description of two loans, the collateral for which is, at least in part, real estate that has been affected by the release of Hazardous Materials.

Section 4.17: Derivative Transactions – Details of certain derivative transactions made by Pacifica Bank.

Section 4.20(a): Loan Portfolio – List of loans made to directors, executive officers or five percent (5%) or greater stockholders of Pacifica. List of loans classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Credit Risk Assets”, “Concerned Loans”, “Watch List” or other words of similar import.

Section 4.21: Property; Liens – Description of security interests related to certain obligations of Pacifica Bancorp, Inc. and Pacifica Bank.

Section 4.23: Insurance – Description of insurance coverage purchased by Pacifica.

Section 6.1(b): Pledge of Capital Stock – Description of pledge of stock by Pacifica pursuant to Promissory Note Commercial Pledge Agreement dated November 23, 2004.

Section 6.1(g): Indebtedness; Liens – Reference to Section 4.21 of the Disclosure Schedule as an exception to the general covenants contained in Section 6.1(g) of the Merger Agreement.

Section 6.1(j): Compensation Increases – Description of anticipated compensation increases for Pacifica Bank employees during calendar year 2005.

Section 7.6: Benefit Agreements – List of Retention Bonus Agreements and Severance Agreements for certain employees of Pacifica.

BUYER DISCLOSURE SCHEDULE

Section 5.2(b)(ii)(y): Conflicts – Description of Buyer’s breach of certain borrower financial covenants under its credit line facility.

Section 5.11: Regulatory Reports – List of certain delinquent regulatory reports.

Section 5.13: Buyer Option Plan – Description of UCBH Holdings, Inc. stock option plan.

EXHIBIT A – PLAN OF MERGER OF PACIFICA BANK INTO UNITED COMMERCIAL BANK

EXHIBIT A-1 – CERTIFICATE OF OWNERSHIP OF UNITED COMMERCIAL BANK

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EXHIBIT B – AGREEMENT BETWEEN UCBH MERGER SUB, INC. AND UNITED COMMERCIAL BANK

EXHIBIT C – PACIFICA BANCORP, INC. AFFILIATE AGREEMENT

Upon request, Pacifica Bancorp, Inc. shall furnish a copy of any intentionally omitted schedule.

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